SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8 - K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934.

Date of Report:	September 13, 2011

Omagine, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-17264	20-2876380
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

350 Fifth Avenue, Suite 1103, New York, N.Y.	10118
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(212)563-4141

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of Registrant under any of the following provisions:

[ ]	Written communication pursuant to Rule 425 under the Securities Act;
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act;
[ ]	Pre-commencement communication pursuant to rule 14d-2(b) under the Exchange Act;
[ ]	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act.

Item 7.01 Regulation FD Disclosure

On September 13, 2011 Omagine, Inc. (the “Company”) made a press release announcing that, as required by the laws of the Sultanate of Oman, all the shareholders of its Omagine LLC subsidiary have now been officially registered with the Ministry of Commerce & Industry of Oman (“MOC&I”).

The Company further advised its shareholders that the signing of the Development Agreement with the Government of Oman would now probably be delayed by several weeks from its previously disclosed estimated date of September 15, 2011. A copy of the press release is attached hereto as Exhibit 99.1.

Item 8.01. Other Events

Omagine LLC is a limited liability company registered under the laws of the Sultanate of Oman and a sixty percent (60%) owned subsidiary of the Company.

On September 13, 2011, MOC&I delivered to Omagine LLC a copy of the official registration (the “Registration”) of the following persons and their ownership percentages as recorded and registered with the Government of Oman as Omagine LLC’s shareholders:

Omagine, Inc. (60%);
Office of Royal Court Affairs (25%);
Consolidated Contracting Company S.A. (10%), and
Consolidated Contractors (Oman) Company LLC (5%).

A copy of the Registration is attached hereto as Exhibit 99.2

The Office of Royal Court Affairs ("RCA"), is an Omani organization representing the personal interests of His Majesty, Sultan Qaboos bin Said, the ruler of Oman.

Consolidated Contractors International Company, SAL, (“CCIC”) is a 60 year old Lebanese multi-national company headquartered in Athens, Greece.  In 2010 CCIC had approximately five and one-half (5.5) billion dollars in annual revenue, one hundred twenty thousand (120,000) employees worldwide, and operating subsidiaries in among other places, every country in the Middle East.

Consolidated Contracting Company S.A. is a wholly owned subsidiary of CCIC and is its investment arm.

Consolidated Contractors (Oman) Company LLC, is a construction company with approximately 13,000 employees in Oman and is CCIC’s operating subsidiary in Oman.

Item 9.01 Financial Statements and Exhibits

(a) Not applicable
(b) Not applicable
(c) Exhibits:

Exhibit Number	Description

99.1	Press Release dated September 13, 2011

99.2	Omagine LLC registration number 1080151, effective September 13, 2011, as filed with the Ministry of Commerce & Industry of the Sultanate of Oman.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Omagine, Inc.
(Registrant)

Dated: September 13, 2011	By:	/s/ Frank J. Drohan,
Frank J. Drohan,
Chairman of the Board,
President and Chief
Executive Officer

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